                                                                    EXHIBIT 99.1


[MIDWAY LOGO]


FOR IMMEDIATE RELEASE

CONTACT:
Patrick Fitzgerald                                Joseph N. Jaffoni
MIDWAY GAMES INC.                                 Jaffoni & Collins Incorporated
(773) 961-2222                                    (212) 835-8500
pfitzgerald@midwaygames.com                       mwy@jcir.com
---------------------------                       ------------



MIDWAY GAMES DISCONTINUES COIN-OPERATED VIDEOGAMES BUSINESS TO FOCUS EXCLUSIVELY
                    ON RAPIDLY GROWING HOME VIDEOGAME MARKET


CHICAGO, ILLINOIS, JUNE 22, 2001 -- Midway Games Inc. (NYSE:MWY) announced today that in light of ongoing declining demand in the coin-operated arcade videogame market, it is discontinuing its coin-operated videogames business. Midway's game development efforts are now focused exclusively on games for next-generation home videogame platforms, including the PlayStation(R)2 computer entertainment system, the Xbox(TM) videogame system from Microsoft and the Nintendo GameCube(TM) and Game Boy(R) Advance.

The Company expects the elimination of its coin-operated games business to result in a reduction in work force of fewer than 60 employees, and a primarily non-cash pretax charge of less than $8 million in the quarter ending June 30, 2001.

As previously announced, the Company implemented a strategy to focus its product development resources on next-generation home videogame consoles, which are expected to generate significant demand for game software over the next several years. As a result of this strategy, Midway is expecting to generate significant revenue and profit growth in fiscal 2002, which commences January 1, 2002.

Midway Games Inc. is a leading developer, publisher and marketer of interactive entertainment software. Midway videogames are available for play on all major home videogame platforms, including the PlayStation(R)2 computer entertainment system and Game Boy(R) Advance. Midway also has games in development for the Nintendo GameCube(TM) and the Xbox(TM) videogame system from Microsoft.


                                     (more)

This press release contains certain forward looking statements concerning future business conditions and the outlook for the Company based on currently available information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment software industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under "Business - Risk Factors" in the Company's Annual Report on Form 10-K.


                                      # # #